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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Qwest Communications International Inc.:

        We consent to the use of our report dated February 18, 2005, except for notes 18 and 20, as to which the date is March 30, 2005, with respect to the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our reports dated February 18, 2005 with respect to the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report on the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2004 refers to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

                      KPMG LLP

Denver, Colorado
December 16, 2005

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Consent of Independent Registered Public Accounting Firm